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RETURN OF PREMIUM DEATH BENEFIT RIDER
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This Rider is attached to and made a part of this Contract as of the Contract Date. Terms not defined in this Rider have the meaning given to them in the Contract. The "Death Benefit" section of the Contract is deleted and replaced with the following:

DEATH BENEFIT

You may purchase this Rider provided that any Owner is age 80 or younger as of the Contract Date.

FSBL will pay a Death Benefit upon the death of the Owner prior to the Annuity Start Date while this Contract is in force. FSBL will pay the Death Benefit proceeds to the Designated Beneficiary when due Proof of Death and instructions regarding payment are Received by FSBL. Such proceeds will equal the amount of the Death Benefit reduced by any charge for Premium Tax due or paid by FSBL with respect to the Contract.

The Death Benefit is equal to the greater of:

     (1) The Owner's Return of Premium Death Benefit (as defined below); or
     (2) Contract Value as of the date due Proof of Death and instructions regarding payment are Received by FSBL.

On the Contract Date, the Return of Premium Death Benefit ("RPDB") is equal to the initial Purchase Payment. Thereafter the RPDB is adjusted on any Valuation Date in which a Purchase Payment is applied and/or a Withdrawal is made. When a Purchase Payment is applied, the RPDB as last calculated is adjusted by adding an amount equal to the additional Purchase Payment, as follows:

           RPDB after Purchase Payment = RPDB before Purchase Payment
                         + additional Purchase Payment.

When a Withdrawal is made, the RPDB is reduced by an amount equal to the RPDB as last calculated multiplied by the ratio of the Withdrawal and any Withdrawal Charges to Contract Value immediately prior to the Withdrawal, as follows:

 RPDB after Withdrawal = RPDB before Withdrawal * [1 - Withdrawal Amount and any
   Withdrawal Charges / (Contract Value immediately prior to the Withdrawal)].

The RPDB is equal to the RPDB last calculated prior to the date of the Owner's death.

Notwithstanding the foregoing, if due proof of death and instructions regarding payment are not Received by FSBL within six months of the date of the Owner's death, the Death Benefit will be as described under (2) above without reference to (1) above.

CREDIT ENHANCEMENT RIDER. If the Owner has elected the Credit Enhancement Rider, the Company will reduce any death benefit based upon Contract Value by the amount of any Credit Enhancements applied during the 12 months preceding the date of the Owner's death. For the purpose of calculating the RPDB, Purchase Payments shall not include any Credit Enhancements paid under the Credit Enhancement Rider.

PROOF OF DEATH

Any of the following will serve as Proof of Death of the Owner:

     1.  Certified copy of the death certificate;
     2. Certified decree of a court of competent jurisdiction as to the finding of death;
     3.  Any proof accepted by FSBL.

DISTRIBUTION RULES

In the event of an Owner's death prior to the Annuity Start Date, the entire Death Benefit shall be paid within 5 years after the death of the Owner, except as provided below. In the event that the Beneficiary elects an Annuity Option, the length of time for payment of the benefit may be longer than 5 years if:

     1.  The Designated Beneficiary is a natural person;
     2.  The Death Benefit is paid out under one of Annuity Options 1 through 6;
     3. Payments are made over a period that does not exceed the life or life expectancy of the Beneficiary; and
     4.  Payments begin within one year of the death of the Owner.

If the deceased Owner's spouse is the sole Designated Beneficiary, the spouse shall become the sole Owner of the Contract. He or she may elect to:

     (1) Keep the Contract in force until the sooner of the spouse's death or the Annuity Start Date; or
     (2) Receive the Death Benefit.

If any Owner dies on or after the Annuity Start Date, Annuity Payments shall continue to be paid at least as rapidly as under the method of payment being used as of the date of the Owner's death.

If the Owner is a Nonnatural Person, the distribution rules set forth above apply in the event of the death of, or change in, the Annuitant.

The foregoing distribution rules do not apply to a Contract, which is:

     (1) Provided under a plan described in Code section 401(a) or 403(b);
     (2) An individual retirement annuity or provided under an individual retirement account or annuity; or
     (3) Otherwise exempt from the Code section 72(s) distribution rules.

FSBL will deduct a charge for this Rider as set forth in the Contract. FSBL will not deduct the charge from Fixed Account Contract Value to the extent such charge exceeds the amount of Current Interest in excess of the Guaranteed Rate. The Owner may not add or delete this Rider after the Contract Date.


FIRST SECURITY BENEFIT LIFE INSURANCE
AND ANNUITY COMPANY OF NEW YORK

/s/ J. Michael Keefer

[J. Michael Keefer]
Secretary